Exhibit 4

                           STOCK COMPENSATION PLAN FOR
                  NON-EMPLOYEE DIRECTORS OF V BAND CORPORATION

         This is the Stock Compensation Plan for Non-Employee Directors of V Band Corporation (the "Plan").

               1. Purpose. The purpose of the Plan is to attract and retain outstanding non-employee directors by enabling them to participate in the
Company's growth by electing to receive all or a portion of director compensation in shares of the Company's Common Stock.

               2. Eligibility. Eligibility for participation in the Plan is limited to persons then currently serving as directors of the Company who are not "employees" of the Company (or any of its subsidiaries) within the meaning of the Employee Retirement Income Security Act of 1974 or for federal income tax withholding purposes.

               3. Stock Available for Plan. Shares of stock available for issuance pursuant to the Plan may be either authorized but unissued shares or shares which have been or may be reacquired by the Company, including treasury shares of the Company's Common Stock. An aggregate of 25,000 shares of the Company's Common Stock shall be made available for issuance under the Plan.

               4. Election to Receive Shares.

                    (a) Exercise of Election. At any time prior to the date cash compensation would otherwise be payable to a non-employee director for his or her services as a director (such compensation includes annual retainer fees, fees for service as a member of a committee of the Board of Directors, and any fees earned for attendance at a meeting, and is hereinafter referred to as "Compensation"), such non-employee may make an election to have all or a portion of his or her Compensation paid by the Company by means of the issuance of the Company's Common Stock rather than cash. Such election shall be made by providing the Company's Secretary with notice of such election, which may, but need not, be in writing (the "Notice of Election"). Any such election made by a non-employee director shall be effective with respect to all Compensation payable to such non-employee director after receipt of the Notice of Election by the Company's Secretary until such time as such non-employee director has provided a new Notice of Election or has notified the Company that he or she no longer wishes to have all or a portion of the Compensation paid by the Company by means of the issuance of the Company's Common Stock.

                    (b) Determination of Number of Shares. The number of shares of the Company's Common Stock to be issued to a non-employee director who has delivered a Notice of Election pursuant to this Plan shall be determined by dividing (i) the amount of Compensation to be paid by means of the issuance of the Company's Common Stock, by (ii) the Fair Market Value of the Company's Common Stock on the date the Compensation would have otherwise been paid in cash (the "Payment Date"). For the purposes of this Plan, the term "Fair Market Value" shall mean the last sale price for the day for which the Fair Market Value is to be determined based upon quotations in the over-the-counter market as reported by NASDAQ. Any fractional shares resulting from such calculation shall not be issued but the amount of Compensation which would have otherwise resulted in the issuance of a fractional share shall, at the option of the non-employee director, be either paid in cash or carried forward to the next Payment Date without interest accruing on such carried-forward amount.
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                    (c) Issuance of Shares.  As soon as  practicable  after each
Payment Date, a certificate or certificates representing the number of shares to be issued to each non-employee director shall be registered in the name of such non-employee director and shall be delivered to such non-employee director at his or her address as it appears in the Company's records. Such non-employee director shall not be considered, or have any of the rights and privileges of, a shareholder of the Company with respect to such shares issuable to him or her unless and until certificates for such shares shall have been registered and issued to him or her.

               5. Listing, Registration, and Legal Compliance. Each issuance of shares of the Company's Common Stock pursuant to this Plan shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of such shares upon any securities exchange or under any foreign, federal or sate securities law or other law or regulation, or the consent or approval of any governmental body or the taking or any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with such issuance of shares of the Company's Common Stock, no such issuance may be made or implemented unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Company.

               6. No Obligation to Nominate. Nothing contained in this Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any director for reelection by the Company's shareholders.

               7. Termination and Amendment. The Board of Directors reserves the right to terminate or amend the Plan at any time.

               8. Effective Date. The Plan shall become effective on September 23, 1996.